EXHIBIT 2.6

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

                             SUBORDINATED GUARANTY


            THIS SUBORDINATED GUARANTY (the "Guaranty"), dated as of July 15, 2002, is executed by Catapult Communications Corporation, a Nevada corporation ("Guarantor") in favor of Tekelec, a California corporation ("Company").

                                    RECITALS

            A. Pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement") by and between the Guarantor and the Company, Catapult Communications International Limited (the "Obligor"), will issue the Convertible Stock Note (as defined in the Purchase Agreement) and may also issue the Convertible Cash Note (as defined in the Purchase Agreement) (collectively, the "Notes" and each a "Note") to the Company. In the event that the Obligor does not issue a Convertible Cash Note on the Closing Date (as defined in the Purchase Agreement) pursuant to the terms of the Purchase Agreement, all references to "Notes" herein shall be deemed to refer to the Convertible Stock Note. Guarantor is the parent corporation of Obligor and will receive direct and indirect benefits from the performance of the Notes.

            B. Company's willingness to enter into the transactions referenced above and to extend the credit evidenced by the Notes is subject to receipt by it of this Guaranty duly executed by Guarantor.

            C. On the Closing Date, Guarantor and the Company shall complete Schedule A attached hereto by adding each Note that is issued pursuant to the terms of the Purchase Agreement, the date of issuance of each Note and the principal amount of each Note.

                                    AGREEMENT

      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby agrees with Company as follows:

      1. Guaranty. (a) Guarantor unconditionally guarantees to Company (i) the due and punctual payment of all Obligations (as hereinafter defined) when and as the same shall become due and payable pursuant to the terms of the Notes, whether at stated maturity, upon acceleration or otherwise, in accordance with the term of the Notes, and, (ii) the performance by Obligor of all other obligations of Obligor under the Notes, including, making provision for the issuance and delivery of Guarantor's Common Stock upon any conversion of the Notes or any repayment of the Convertible Stock Note by delivery of Guarantor's Common Stock. For purposes of this Guaranty the term "Obligations" shall mean and include all payments, liabilities and obligations owed by Obligor to Company of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Notes, including without limitation all interest, late fees, charges, expenses, reasonable attorneys' fees chargeable to Obligor or payable by Obligor thereunder and any costs of collection hereunder, including without limitation, reasonable attorneys' and other professionals' fees.

            (b) This Guaranty is absolute, unconditional, continuing and irrevocable and constitutes an independent guaranty of payment and not of collectibility, and is in no way conditioned on or contingent

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

upon any attempt to enforce in whole or in part any of Obligor's Obligations to Company, the existence or continuance of Obligor as a legal entity, the consolidation or merger of Obligor with or into any other entity, the sale, lease or disposition by Obligor of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of Obligor, the admission by Obligor of its inability to pay its debts as they mature, or the making by Obligor of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. If Obligor shall fail to pay or perform any Obligations to Company which are subject to this Guaranty as and when they are due, Guarantor shall forthwith pay to Company all such liabilities or obligations in immediately available funds and otherwise cause any obligations other than payment to be forthwith performed in full. Each failure by Obligor to pay or perform any such liabilities or obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises.

            (c) Company, may at any time and from time to time, without the consent of or notice to Guarantor, except such notice as may be required by applicable statute which cannot be waived, without incurring responsibility to Guarantor, and without impairing or releasing the obligations of Guarantor hereunder, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation hereby guaranteed, or in any manner modify, amend or supplement the terms of the Notes, (ii) exercise or refrain from exercising any rights against Obligor or others (including Guarantor) or otherwise act or refrain from acting, (iii) settle or compromise any Obligations hereby guaranteed and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to Company or others, (iv) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed, (v) take and hold security or additional security for any or all of the obligations or liabilities covered by this Guaranty, and (vi) assign its rights and interests under this Guaranty, in whole or in part.

            (d) No invalidity, irregularity or unenforceability of the Obligations hereby guaranteed shall affect, impair, or be a defense to this Guaranty. Guarantor agrees that Guarantor shall be liable even if Obligor had no liability at the time of entering into the Notes or thereafter ceased or ceases to be liable and agrees that by so doing Guarantor's liability may be larger in amount and more burdensome than that of Obligor.

            (e) This is a continuing Guaranty for which Guarantor receives continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and this Guaranty is therefore irrevocable without the prior written consent of Company.

      2. Waivers. (a) Guarantor, to the extent permitted under applicable law, hereby waives any right to require Company to (i) proceed against Obligor or any other guarantor of Obligor's obligations under the Notes, (ii) proceed against or exhaust any security received from Obligor or any other guarantor of Obligor's Obligations under the Notes, or (iii) pursue any other right or remedy in the Company's power whatsoever.

            (b) Guarantor further waives, to the extent permitted by applicable law, (i) until final payment and performance in full of the Obligations, any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of Guarantor against Obligor,

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

any other guarantor of the Obligations or any security; (ii) any setoff or counterclaim of Obligor or any defense which results from any disability or other defense of Obligor or the cessation or stay of enforcement from any cause whatsoever of the liability of Obligor (including, without limitation, the lack of validity or enforceability of the Notes); (iii) any right to exoneration of sureties which would otherwise be applicable; (iv) until final payment and performance in full of the Obligations, any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy which Company now has or may hereafter have against Obligor, and any benefit of, and any right to participate in, any security now or hereafter received by Company; (v) all presentments, demands for performance, notices of non-performance, notices delivered under the Notes, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale;
(vi) the benefit of any statute of limitations; (vii) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling; and (viii) any right to be informed by Company of the financial condition of Obligor or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of Obligor and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

      3. Subordination.


            (a) The Guarantor covenants and agrees, and Company by its acceptance hereof likewise covenants and agrees, that this Guaranty is subject to the provisions of this Section 3; and Company and its successors and assigns, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

      The payment of the Obligations under this Guaranty shall, to the extent and in the manner hereinafter set forth, be subordinated to the prior payment in full, in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness (as defined below), whether outstanding at the date of original issuance of this Guaranty or thereafter incurred or created.

      No provision of this Section 3 shall prevent the occurrence of any default under this Guaranty.

            (b) Payments to Holders. No payment shall be made with respect to the Obligations under this Guaranty, if:

                  (1) a default in the payment of principal, premium, if any, or interest or other payment due on Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default"); or

                  (2) a default, other than a Payment Default, occurs and is continuing with respect to Designated Senior Indebtedness that then permits holders of the Designated Senior Indebtedness (as defined below) as to which such default relates to accelerate its maturity and the holder of this Guaranty and the Guarantor receive a written notice of such default (a "Payment Blockage Notice") from a representative of Designated Senior Indebtedness or a holder of Designated Senior Indebtedness (a "Non-Payment Default") and

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

each such period during which payments in respect of this Guaranty are so prohibited is referred to as a "Payment Blockage Period."

      The Guarantor may and shall resume payments on this Guaranty in the case of a Payment Default, on the date upon which such default is cured or waived or ceases to exist. The Guarantor may and shall resume payments on this Guaranty, and the applicable Payment Blockage Period shall terminate, in the case of a Non-Payment Default, on the earliest to occur of the following dates: (w) the date upon which such Non-Payment Default is cured or waived or otherwise ceases to exist; (x) 179 days after the date of receipt by the Company of such Payment Blockage Notice (provided the Senior Indebtedness shall not theretofore have been accelerated and provided further, that upon the rescission (if any) of such acceleration, payments in respect of this Guaranty shall resume as and to the extent set forth below); (y) the date on which the Senior Indebtedness shall have been discharged or paid in full; or (z) the date on which such Payment Blockage Period shall have been terminated by written notice to the Guarantor or the Company from the holder of Senior Indebtedness who delivered the Payment Blockage Notice or its representative, and after which, in the case of clauses
(w) through (z), the Guarantor shall resume making any and all required payments in respect of this Guaranty, including any payments not made during the Payment Blockage Period.

      At any time (i) after the occurrence of a Payment Default and until the conditions described in the first sentence of the previous paragraph are satisfied, or (ii) after the receipt of a Payment Blockage Notice by the Company and the Guarantor and until the termination of the Payment Blockage Period, the Company shall have no right to accelerate the maturity of the amounts due under this Guaranty or otherwise demand payment thereof, enforce any claim with respect to the amounts due under this Guaranty, institute or attempt to institute any bankruptcy or insolvency proceedings against the Guarantor or the Guarantor's property without the prior written consent of each holder of Senior Indebtedness, until the first to occur of (a) acceleration of the Senior Indebtedness; (b) commencement of judicial enforcement of any rights or remedies under the documents evidencing the Senior Indebtedness of applicable law with respect to the Senior Indebtedness or the documents evidencing the Senior Indebtedness, or commencement of a proceeding of the nature described in Sections 3(a)(4) or 3(a)(5) of each of the Notes (each, an "Insolvency Proceeding"), except to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation.

      No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless at least 365 days shall have elapsed since the Guarantor's receipt of the immediately prior Payment Blockage Notice. No default (whether or not such event of default is on the same issue of Designated Senior Indebtedness) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Company shall be, or be made, the basis for a subsequent Payment Blockage Notice.

      If demand for payment is made on this Guaranty because of an Event of Default under the Notes, the Guarantor shall promptly notify holders of Senior Indebtedness of the acceleration. Notwithstanding the foregoing, in the event that the Company receives any payment or distribution of assets of the Guarantor of any kind in contravention of any term of this Section 3, whether in cash, property or securities, including, without limitation, by way of setoff or otherwise, before all Senior Indebtedness is paid in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, then such payment or distribution shall be held by the recipient or recipients in trust for the benefit of, and shall promptly be paid over or delivered to, the holders of Senior Indebtedness or their respective representative or

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Guarantor, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to make payment in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of such Senior Indebtedness.

            (c) Bankruptcy and Dissolution, Etc. Upon any payment by the Guarantor, or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Guarantor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, before any payment is made on Obligations under this Guaranty; and upon any such dissolution, winding-up, liquidation or reorganization or bankruptcy, insolvency, receivership or other such proceedings, any payment by the Guarantor, or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to which the Company would be entitled, except for the provisions of this Section 3, shall (except as aforesaid) be paid by the Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Company if received by it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their respective representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Company.

      Notwithstanding the foregoing, in the event that the Company receives any payment or distribution of assets of the Guarantor of any kind in contravention of any term of this Guaranty, whether in cash, property or securities, including, without limitation, by way of setoff or otherwise, before all Senior Indebtedness is paid in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, then such payment or distribution shall be held by the recipient or recipients in trust for the benefit of, and shall promptly be paid over or delivered to, the holders of Senior Indebtedness or their respective representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Guarantor, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to make payment in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of such Senior Indebtedness.

      For purposes of Section 3(b) hereof and this Section 3(c), the words "cash, property or securities" shall not be deemed to include shares of stock of the Guarantor as reorganized or readjusted, or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated (at least to the extent provided in this Section 3 with respect to this Guaranty) to the payment of all Senior Indebtedness which may at the time be outstanding. The consolidation of the Guarantor with, or the merger of the Guarantor into, another corporation or the liquidation or dissolution of the Guarantor

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Section 4 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 3(c) if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 4.

            (d) Subrogation. Subject to the payment in full in cash, or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness, the rights of the Company shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Section 3 (equally and ratably with the holders of all indebtedness of the Guarantor which by its express terms is subordinated to other indebtedness of the Guarantor to substantially the same extent as this Guaranty is subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Guarantor applicable to the Senior Indebtedness until the Obligations under this Guaranty shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Company would be entitled except for the provisions of this Section 3, and no payment over pursuant to the provisions of this Section 3, to or for the benefit of the holders of Senior Indebtedness by holders of this Guaranty, shall, as between the Guarantor, its creditors other than holders of Senior Indebtedness, and the Company, be deemed to be a payment by the Guarantor to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the Company pursuant to the subrogation provisions of this Section 3, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Guarantor to or for the account of this Guaranty. It is understood that the provisions of this Section 3 are and are intended solely for the purposes of defining the relative rights of the Company, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

      Nothing contained in this Section 3 or elsewhere in this Guaranty is intended to or shall impair, as among the Guarantor, its creditors other than the holders of Senior Indebtedness, and t Company, the obligation of the Guarantor, which is absolute and unconditional, to pay to the Company the Obligations under the Guaranty as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Company and creditors of the Guarantor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Company from exercising all remedies otherwise permitted by applicable law upon default under this Guaranty, subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness in respect of cash, property or securities of the Guarantor received upon the exercise of any such remedy.

      Upon any payment or distribution of assets of the Guarantor referred to in this Section 3, the Company shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Company, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this
Section 3.

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

            (e) Notice.The Guarantor shall give prompt written notice to the Company of any fact known to the Guarantor which would prohibit the making of any payment of monies to in respect of this Guaranty pursuant to the provisions of this Section 3.

      The Company shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Company determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 3, the Company may request such Person to furnish evidence to the reasonable satisfaction of the Company as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 3, and if such evidence is not furnished Company may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

            (f) No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor or by any act or failure to act, in good faith, by the Company, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Guaranty, regardless of any knowledge thereof which the Company may have or otherwise be charged with.

      Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Company, without incurring responsibility to the Company, and without impairing or releasing the subordination provided in this Guaranty or the obligations of the Company to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place, or terms of payment (including any change in the rate of interest) or extend the time of payment of, or renew, amend, modify, alter, or grant any waiver or release with respect to, or consent to any departure from, any Senior Indebtedness or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing any Senior Indebtedness; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable under or in respect of the Senior Indebtedness; (d) fail or delay in the perfection of liens securing the Senior Indebtedness; (e) exercise or refrain from exercising any rights against Guarantor and any other Person; or
(f) amend, or grant any waiver or release with respect to, or consent to any departure from, any guarantee for all or any of the Senior Indebtedness.

            (g) Certain Conversions Deemed Payment. For the purposes of this
Section 3 only, (1) the issuance and delivery of junior securities in accordance with the terms of the Notes or upon conversion of this Guaranty in accordance with the terms of the Notes shall not be deemed to constitute a payment or distribution on account of the Obligations under this Guaranty or on account of the purchase or other acquisition of this Guaranty, and (2) the payment, issuance or delivery of cash (including cash paid for fractional shares upon conversion of this Guaranty in accordance with the terms of the Notes), property or securities (other than junior securities) upon conversion of this Guaranty in accordance with the terms of the Notes shall be deemed to constitute payment on account of the principal of this Guaranty. For the purposes of this Section, the term "junior securities" means (a) shares of any stock of any class of the Guarantor or the Obligor and (b) securities of the Guarantor or Obligor which are subordinated in right of payment to all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

greater extent than, this Guaranty is so subordinated as provided in this
Section 3. Nothing contained in this Section 3 or elsewhere in this Guaranty is intended to or shall impair, as among the Guarantor, its creditors other than holders of Senior Indebtedness and the Company, the right, which is absolute and unconditional, of the holder of this Guaranty to convert the Obligations under this Guaranty into junior securities in accordance with the terms of the Notes.

            (h) Defined Terms.

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Designated Senior Indebtedness" means the Guarantor's obligations under any Senior Indebtedness with a principal amount in excess of Ten Million Dollars ($10,000,000) in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of this Guaranty (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

            "Indebtedness" means, with respect to any Person:

            (a) All obligations, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),
            (ii) evidenced by a note, debenture, bond or written instrument (including a purchase money obligation), (iii) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property; or (iv) in respect of letters of credit (including reimbursement obligations with respect thereto), local guarantees or bankers' acceptances;

            (b) All obligations secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability;

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

            (c) To the extent not otherwise included, all obligations of such Person under interest rate and currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;

            (d) All obligations of others of the type described in clauses (a),
            (b), or (c) above assumed by or guaranteed in any manner by such Person or in effect guaranteed by such Person through an agreement to purchase, contingent or otherwise (and the obligations of such Person under any such assumptions, guarantees or other such arrangements); and

            (e) All obligations, contingent or otherwise, of such Person under or in respect of any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kinds described in any of the preceding clauses
            (a), (b), (c) or (d).

            "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

            "Senior Indebtedness" means, unless expressly subordinated to or made on a parity with the amounts due under this Guaranty, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) Indebtedness of the Guarantor, or with respect to which the Guarantor is a guarantor, to banks, commercial finance lenders, insurance companies, or other lending institutions regularly engaged in the business of lending money, which is for money borrowed, whether or not secured, (ii) Indebtedness of the Guarantor secured by assets of the Guarantor, or (iii) any such Indebtedness or any debentures, notes or other evidence of Indebtedness issued in exchange for such Indebtedness identified in clause (i) or (ii) of this sentence, in each case to the extent incurred on an arm's length basis with non-Affiliates of the Company.

      4. Consolidation, Merger, Etc.

            (a) The Guarantor shall not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, and the Guarantor shall not permit any Person to consolidate with or merge into the Guarantor or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to the Guarantor, unless, in case the Guarantor shall consolidate with or merge into another Person or convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance, transfer or sale, or which leases, all or substantially all the properties and assets of the Guarantor shall be a corporation, limited liability company, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, if other than the Guarantor, by an agreement supplemental hereto, executed and delivered to the Company in form satisfactory to the Company, the due and punctual payment of the Obligations under this Guaranty and the performance or observance of every covenant of this Guaranty on the part of the Guarantor to be performed or observed, including the conversion rights provided herein.

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

            (b) Upon any consolidation of the Guarantor with, or merger of the Guarantor into, any other Person or any conveyance, transfer, sale or lease of all or substantially all of the properties and assets of the Guarantor in accordance with Section 4(a), the successor Person formed by such consolidation or into which the Guarantor is merged or to which such conveyance, transfer, sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Guaranty with the same effect as if such successor Person had been named as the Guarantor herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Guaranty.

      5. Miscellaneous.

            (a) Notices. All notices or other communications to or upon Company or Guarantor under this Guaranty shall be given in the manner set forth in
Section 10.1 of the Purchase Agreement.

            (b) Nonwaiver. No failure or delay on Company's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

            (c) Amendments and Waivers. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Guarantor and Company. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

            (d) Assignments. This Guaranty shall be binding upon and inure to the benefit of Company and Guarantor and their respective permitted successors and assigns; provided, however, that except in connection with any consolidation of the Guarantor with, or merger of the Guarantor into, any other Person or any conveyance, transfer, sale or lease of all or substantially all of the properties and assets of the Guarantor in accordance with Section 4(a), Guarantor shall not assign this Guaranty or any of its obligations hereunder.

            (e) Cumulative Rights, etc. The rights, powers and remedies of Company under this Guaranty shall be in addition to all rights, powers and remedies given to Company by virtue of any applicable law, rule or regulation, the Notes or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Company's rights hereunder.

            (f) Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

            (g) Governing Law; Jurisdiction. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. ANY LEGAL ACTION OR PROCEEDING BROUGHT BY THE COMPANY WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE COUNTY OF SANTA CLARA, IN THE STATE OF CALIFORNIA OR ANY COURT OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. ANY LEGAL ACTION OR PROCEEDING BROUGHT BY THE GUARANTOR WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE COUNTY OF LOS ANGELES, IN

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

THE STATE OF CALIFORNIA OR ANY COURT OF THE UNITED STATES OF AMERICA FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND, ACCEPTANCE OF THIS GUARANTY, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. EACH OF THE GUARANTOR AND THE COMPANY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH OF THE GUARANTOR AND THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.

            (h) Jury Trial. EACH OF GUARANTOR AND COMPANY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

            (i) Termination. This Guaranty shall terminate and shall forthwith become void and there shall be no liability or obligation on the part of Guarantor hereunder upon the termination of the Purchase Agreement prior to the issuance of the Notes pursuant to Section 9.1 of the Purchase Agreement.

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the day and year first above written.

                                        CATAPULT COMMUNICATIONS
                                        CORPORATION


                                        By:    /s/ Richard A. Karp
                                               ---------------------------------
                                        Name:  Richard A. Karp

                                        Title: President and Chief Executive
                                               Officer



Accepted and Agreed:

TEKELEC


By:     /s/ Frederick M. Lax
         ------------------------------------------------
Name:   Frederick M. Lax

Title:  Executive Vice President, Chief Operating Officer


By:     /s/ Danny L. Parker
         ------------------------------------------------
Name:   Danny L. Parker

Title:  Vice President, Corporate Development


                    SIGNATURE PAGE TO SUBORDINATED GUARANTY

                                                                    CONFIDENTIAL
                                                                  EXECUTION COPY

                                   SCHEDULE A

Note Issued                         Date of Note                        Principal Amount of Note
-----------                         ------------                        ------------------------